As filed with the U.S. Securities and Exchange Commission on March 22, 2021

Registration No. 333-86876
Registration No. 333-145027
Registration No. 333-159989
Registration No. 333-167187
Registration No. 333-183769

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:
Form S-8 Registration Statement No. 333-86876
Form S-8 Registration Statement No. 333-145027
Form S-8 Registration Statement No. 333-159989
Form S-8 Registration Statement No. 333-167187
Form S-8 Registration Statement No. 333-183769

UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1807304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
125 Highway 515 East Blairsville, Georgia 30512
(Address of Principal Executive Offices) (Zip Code)

United Community Banks, Inc. Profit Sharing Plan
(Full title of the plan)

Melinda Davis Lux
General Counsel and Corporate Secretary
United Community Banks, Inc.
2 West Washington Street, Suite 700
Greenville, South Carolina 29601
(Name and address of agent for service)

(864) 241-8736
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

 EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of United Community Banks, Inc., a Georgia corporation (the “Registrant”) with respect to the United Community Banks, Inc. Profit Sharing Plan (the “Plan”):

•File No. 333-86876, filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 24, 2002, registering 200,000 shares of the Registrant’s common stock, $1.00 par value (the “Common Stock”) and an indeterminable amount of interests to be offered or sold pursuant to the Plan;

•File No. 333-145027, filed with the Commission on August 1, 2007, registering 500,000 shares of Common Stock and an indeterminable amount of interests to be offered or sold pursuant to the Plan;

•File No. 333-159989, filed with the Commission on June 15, 2009, registering 500,000 shares of Common Stock and an indeterminable amount of interests to be offered or sold pursuant to the Plan;

•File No. 333-167187, filed with the Commission on May 28, 2010, registering 2,000,000 shares of Common Stock and an indeterminable amount of interests to be offered or sold pursuant to the Plan;

•File No. 333-183769, filed with the Commission on September 7, 2012, registering 1,000,000 shares of Common Stock and an indeterminable amount of interests to be offered or sold pursuant to the Plan;

    As reflected herein, the registered Common Stock amounts noted above have not been adjusted for the Registrant’s historical stock splits and stock dividends.

Effective January 1, 2015, the Registrant ceased offering its Common Stock as an investment option for new contributions into the Plan, as such, the Registrant hereby terminates any and all offerings of its securities pursuant to the Registration Statements and deregisters any and all securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on March 22, 2021. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

UNITED COMMUNITY BANKS, INC.

By:	/s/ Melinda Davis Lux
	Name:	Melinda Davis Lux
	Title:	Executive Vice President, General Counsel and Corporate Secretary